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                                                                    CONFIDENTIAL

                              EMPLOYMENT AGREEMENT

           AGREEMENT dated as of June 9, 1998, by and between OXFORD HEALTH PLANS, INC. (the "Corporation"), having a principal office in Norwalk, Connecticut, and Yon Y. Jorden (the "Employee").

           WHEREAS, the Board of Directors of the Corporation (the "Board") has approved and authorized the Corporation's entry into this Agreement with the Employee; and

           WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the continued employment relationship of the Corporation and the Employee;

           NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Corporation and the Employee agree as follows:

           1. Employment. The Employee is employed as Chief Financial Officer of the Corporation beginning June 22, 1998 (the "Effective Date"). As Chief Financial Officer the Employee shall render executive, policy and other management services to the Corporation of the type customarily performed by persons serving in a similar executive officer capacity, subject to the powers by law vested in the Board and in the Corporation's stockholders. The Employee shall report to the Chief Executive Officer of the Corporation, and shall perform such other related duties as the Chief Executive Officer of the Corporation may from time to time reasonably direct or request. The Employee shall be a full time employee of the Corporation.

           The Employee shall perform her duties and responsibilities under this Agreement faithfully, diligently and to the best of the Employee's ability, and in compliance with all applicable laws and the Corporation's Certificate of Incorporation and Bylaws, as they may be amended from time to time.

           2. Term. The initial term of employment under this Agreement shall be for a period of four (4) years commencing on the Effective Date (the "Term"); provided however, that the Employee successfully completes a pre-employment drug test and reference, credit and criminal check. This Agreement shall be extended automatically for two (2) additional years on the second anniversary date of the Effective Date and on each second anniversary of the Effective Date thereafter, unless either the Corporation or the Employee gives contrary written notice to the other not less than three (3) months in advance of such anniversary of the Effective Date. References herein to the Term shall refer both to such initial term and such successive terms. Upon a "Change in Control" (as defined in Section 7(a)) of the Corporation, the Term shall be extended to two (2) years from the date of such Change in Control, unless notice to terminate the Term has been properly provided prior to the date of such Change in Control, and such Change in Control date shall be treated as the Effective Date for purposes of renewals of this Agreement. The Term shall end upon the termination of the Employee's employment under this Agreement.

           3. Compensation. (a) Base Salary. The Corporation agrees to pay the Employee during the Term an annual base salary ("Base Salary") of $400,000. The


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Base Salary shall be reviewed at least annually during the Term by the Board, and the Employee shall receive such increases in Base Salary, if any, as the Compensation Committee of the Board (the "Committee") in its absolute discretion may determine, together with such performance or merit increases, if any, as the Committee in its absolute discretion may determine. Participation with respect to discretionary bonuses, retirement and other employee benefit plans and fringe benefits shall not reduce the Base Salary payable to the Employee under this
Section 3. The Base Salary shall be payable to the Employee in equal installments in conformity with the Corporation's normal payroll periods.

           (b) Bonus. During the Term, the Employee shall be eligible to receive an annual performance bonus (in an amount no greater than 100% of the earned Base Salary for the year in which such performance is measured) consistent with the Corporation's management incentive program, as recommended by the Chief Executive Officer of the Corporation and approved by the Committee and the Chairman of the Corporation; provided however, that for the years 1998, 1999, 2000 and 2001 such bonus shall be guaranteed in an amount equal to 100% of the Employee's Base Salary, and shall be payable in a manner consistent with the payment of bonuses for other senior officers.

           (c) Sign-on Bonus. As soon as practical after commencement of employment, but in no event later than thirty (30) days from the Effective Date, and subject to the execution by the Employee of this Agreement and the Corporation's standard Confidentiality and Non-Competition Agreement, the Corporation shall pay the Employee a sign-on bonus in the amount of $300,000.

           (d) Options. Subject to the approval of the Committee and the execution by the Employee of this Agreement, upon the Effective Date, the Corporation shall grant the Employee an option to acquire 200,000 shares of the Corporation's common stock pursuant to the terms and conditions of the Corporation's 1991 Stock Option Plan (the "Plan"). In addition, upon the date of the Corporation's 1998 Annual Shareholders Meeting (the "Meeting") and subject to shareholder approval of amendments to the Plan at the Meeting which will make this grant permissible under the Plan (the "Amendments"), the Corporation shall grant the Employee an option to acquire an additional 100,000 shares of the Corporation's common stock pursuant to the terms and conditions of the Plan as so amended. In each case, the options shall be granted with an exercise price equal to the fair market value of such common stock at the close of business on the date of grant, vesting in four equal annual installments over the four years from date of grant. In the event that the Corporation's stockholders fail to approve such Amendments, the Corporation shall make a mutually acceptable alternative compensation arrangement, providing comparable economic value to the Employee.

           (e) Relocation Expenses. In connection with commencement of employment with the Corporation, the Corporation shall provide the Employee, upon the execution



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and delivery by the Employee of a relocation expense reimbursement agreement that authorizes the Corporation to seek reimbursement of any relocation expenses or benefits provided to the Employee if the Employee leaves the employment of the Corporation for any reason (other than due to death, termination by the Corporation without Cause or termination by you for good reason) within one year of relocation, with a relocation package to include the following: (1) reimbursement, up to a maximum of $125,000 for costs associated with the sale of the Employee's home in California and the purchase of a new home in Connecticut,
(2) a temporary living expense allowance of up to $5,000 per month for a period ending on the earlier of the date of the purchase of a new home in Connecticut and the first anniversary of the Effective Date, for which the Employee may seek reimbursement for various miscellaneous direct expenses associated with temporary living costs such as a furnished apartment, utilities, phone bill and food costs, (3) costs incurred in connection with the moving of Employee's personal property and household goods from the California residence to the new residence provided that (x) in the case of clause (3) reimbursement shall be made only if the Employee uses the Corporation's relocation company services, and (y) in all events reimbursement shall be made only upon presentation of satisfactory receipts in accordance with the Corporation's normal business expenses reimbursement practices and procedures, and (4) the Employee shall be entitled to be reimbursed for round trip business class airline tickets every two weeks for travel to and from California for a period ending on the three-month anniversary of the Effective Date, and for one additional trip back to California to close on the sale of her home. The amount provided and reimbursed under this paragraph (f) shall be on a grossed-up basis such that after taking into account federal and state income taxes on such amounts, the net after tax recovery by the Employee equals the amount of expenses incurred. Notwithstanding the foregoing, the Employee shall not be entitled to the benefits provided under this Section 3(d) after the expiration of the first anniversary of the Effective Date.

           (f) Relocation Loan. As soon as practical after commencement of employment, but in no event later than thirty (30) days from the Effective Date, the Corporation shall lend to the Employee the sum of $400,000.00 (the "Loan"). The Loan shall be evidenced by a Promissory Note (the "Note") containing terms and in a form mutually acceptable to the Employee and the Corporation. Among other things, the Note will provide that: (1) the Loan shall bear the lowest interest rate permitted by federal law to avoid the imputation of income, (2) the Loan shall be repaid in four equal annual installments of principal, together with accrued interest, and (3) the Loan will be forgiven if the Employee is terminated without Cause following a Change of Control. The Employee has the option of paying back the principal plus any accrued interest at any time. In addition, the Employee agrees to pledge/mortgage ____________ to secure her obligations under the Note and execute any security/mortgage agreements or other documents which the Corporation requires in connection with said


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pledge/mortgage.

           4. Withholding Obligation. The Corporation shall have the ability to withhold from the compensation otherwise due to the Employee under this Agreement any federal income tax, Federal Insurance Contribution Act tax, Federal Unemployment Act tax, or other amounts required to be withheld from compensation from time to time under the Internal Revenue Code of 1986, as amended (the "Code"), or under any state or municipal laws or regulations.

           5. Fringe Benefits.

                (a) Vacations and Leave. During the Term, the Employee shall be eligible for an annual paid vacation of four (4) weeks per calendar year or such longer period as the Committee may approve. The Employee shall schedule the timing of paid vacations in a reasonable manner. The Employee shall also be eligible for such other leave, with or without compensation, as shall be mutually agreed upon by the Committee and the Employee.

                (b) Participation in Retirement and Employee Benefit Plans. During the Term, the Employee shall be eligible to participate in the Corporation's 1991 Stock Option Plan, annual incentive compensation plan, the Oxford Specialty Holdings, Inc. 1996 Equity Incentive Compensation Plan and any other plan of the Corporation or its subsidiaries relating to stock options, stock appreciation, stock purchases, pension, thrift, profit sharing, group life insurance, AD&D coverage, health coverage (including medical, dental, vision and prescription drug coverage), education or other retirement or employee benefits that the Corporation may adopt for the benefit of its executive employees.

                (c) Disability. If the Employee shall become disabled or incapacitated during the Term to the extent that she is unable to perform her duties and responsibilities hereunder, she shall be eligible to receive disability benefits of the type currently provided to her, or, if more favorable to the Employee, benefits of the type provided for other executive employees in similar positions with the Corporation.

                (d) Death. If the Employee shall die during the Term, the Corporation shall pay to such person as the Employee has designated in a notice filed with the Corporation, or, if no such notice is filed, to her estate, in substantially equal monthly installments, from the date of her death for a period of three (3) months, an amount equal to the Employee's Base Salary as of her date of death.

                (e) Other Benefits. During the Term, the Employee shall be eligible to participate in any other fringe benefits which are or may become applicable to the Corporation's executive employees, including a car allowance of $450.00 per month, a reasonable expense account, reimbursement for reasonable expenses actually incurred by you for financial planning services, up to a maximum of $10,000 per year, and any other benefits which are commensurate with the duties and responsibilities to be performed by the Employee under this Agreement.

           6. Termination of Employment. The Employee's employment hereunder



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may be terminated under the circumstances set forth in paragraphs (a) through
(e) below:

                (a) Death. The Employee's employment hereunder shall terminate upon her death.

                (b) Disability. If, as a result of the Employee's incapacity due to physical or mental illness, the Employee shall have been absent from her duties hereunder on a full-time basis for the entire period of six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given (which may occur before or after the end of such six (6) month period) shall not have returned to the performance of her duties hereunder on a full-time basis, the Corporation may terminate the Employee's employment hereunder for "Disability."

                (c) Cause. The Corporation may terminate the Employee's employment hereunder for Cause or without Cause. Except as provided in Section 7(b) hereof following a Change in Control, termination for Cause shall mean termination because the Employee (i) engages in the following conduct in connection with her employment with the Corporation: personal dishonesty established to the satisfaction of the Board of Directors, willful misconduct established to the satisfaction of the Board of Directors, breach of fiduciary duty involving personal profit, breach of a restrictive covenant against competition, disclosure of confidential information of the Corporation without the Corporation's consent and that is not otherwise available to the public and for which disclosure is not otherwise compelled by any law, rule, regulation, regulatory agency or court of jurisdiction, consistent intentional failure to perform stated duties after notice and forty-five (45) days to cure after notice, or (ii) willfully violates any law, rule, or regulation (other than traffic violations or similar offenses), which willful violation materially impacts the Employee's performance of her duties to the Corporation.

                (d) Good Reason. The Employee may terminate her employment hereunder with or without Good Reason; provided, however, that the Employee agrees not to terminate her employment hereunder (other than for Good Reason or for Retirement) during the ninety-day period following a Change in Control. Except as provided in Section 7(c) hereof following a Change in Control, for purposes of this Agreement "Good Reason" shall mean the occurrence of the following without the Employee's consent: (i) a significant diminution by the Corporation of the Employee's role with the Corporation, or a significant detrimental change in the nature and/or scope of the Employee's duties and responsibilities with the Corporation, in each case other than for Cause or Disability, (ii) a reduction in the Employee's Base Salary or guaranteed bonus opportunity, in each case other than for Cause or Disability, or (iii) the Corporation's requiring the Employee to report to an officer of the Corporation other than the Corporation's Chief Executive Officer. For purposes of this Agreement, "Good Reason" shall not exist until after Employee has given the Company notice of the applicable event within 90 days of such event and which is not remedied within 30



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days after receipt of written notice from Employee specifically delineating such claimed event and setting forth Employee's intention to terminate employment if not remedied; provided, that if the specified event cannot reasonably be remedied within such 30-day period and the Company commences reasonable steps within such 30-day period to remedy such event and diligently continues such steps thereafter until a remedy is effected, such event shall not constitute "Good Reason" provided that such event is remedied within 60 days after receipt of such written notice.

                (e) Retirement. For purposes of this Agreement, "Retirement" shall mean termination of the Employee's employment by either the Employee (other than for Good Reason) or the Corporation (other than for Cause) on or after the Employee's normal retirement age under the terms of the Corporation's pension plan (or, any other tax-qualified plan, if no pension plan exists); provided, that, following a Change in Control such normal retirement age may not be reduced for purposes of this Agreement without the consent of the Employee.

                (f) Date of Termination. For purposes of this Agreement, "Date of Termination" means (1) the effective date on which the Employee's employment by the Corporation terminates as specified in a Notice of Termination by the Corporation or the Employee, as the case may be, or (2) if the Employee's employment terminates by reason of death, the date of death of the Employee. Notwithstanding the previous sentence, (i) if the Employee's employment is terminated for Disability (as defined in Section 6(b)), then such Date of Termination shall be no earlier than thirty (30) days following the date on which a Notice of Termination is received, and (ii) if the Employee's employment is terminated by the Corporation other than for Cause, then such Date of Termination shall be no earlier than thirty (30) days following the date on which a Notice of Termination is received.

                (g) Payment Upon Termination. Unless otherwise required by law, upon any termination of employment hereunder, the Corporation shall pay the Employee, within ten (10) days following her Date of Termination, a lump sum cash amount equal to the sum of (i) the Employee's unpaid Base Salary through the Date of Termination, (ii) any bonus payments which have become payable (other than deferred amounts), to the extent not theretofore paid, and (iii) any vacation pay owed with respect to accrued, but unused, vacation.

                (h) Termination Without Cause, For Good Reason or Upon Failure to Renew. In addition to the payments set forth in Section 6(g) hereof, in the event that the Employee's employment with the Corporation terminates either (1) prior to a Change in Control or (2) following the two-year period immediately subsequent to a Change in Control (including as a result of a notice of non-renewal of the Term by the Corporation provided during such two-year period), in each case as a result of (i) a termination by the Employee for Good Reason, (ii) a termination by the Corporation without Cause (other than for Retirement or Disability) or (iii) notice by the Corporation of non-renewal of the Term (other than for Retirement), then the



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Corporation shall (1) pay to the Employee an amount (the "Severance Amount")
equal to two (2) times the sum of the Base Salary earned by the Employee from the Corporation and its subsidiaries during the twelve-month period immediately preceding the Employee's Date of Termination, plus the annual bonus earned by the Employee from the Corporation and its subsidiaries in respect of the fiscal year immediately preceding the Employee's Date of Termination (provided that the Severance Amount shall not be less than $1.6 million). Such Severance Amount shall be paid in twenty-four (24) equal monthly installments in conformity with the Corporation's normal payroll periods, and (2) continue to provide, for a period of one (1) year following the Date of Termination, the Employee (and the Employee's dependents if applicable) with the same level of medical, dental, accident, disability and life insurance benefits upon substantially the same terms and conditions (including cost of coverage to the Employee) as existed immediately prior to the Employee's Date of Termination (or, if more favorable to the Employee, as such benefits and terms and conditions existed immediately prior to the Change in Control); provided, that, if the Employee cannot continue to participate in the Corporation plans providing such benefits, the Corporation shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, in the event the Employee becomes reemployed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of the Employee's eligibility, but only to the extent that the Corporation reimburses the Employee for any increased cost and provides any additional benefits necessary to give the Employee the benefits hereunder.

           7. Termination of Employment Following a Change in Control.

           (a) Change in Control Defined. For purposes of this Agreement, a "Change in Control" shall be deemed to have taken place if:

                (i) any "person" (as defined below) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")), directly or indirectly, of securities of the Corporation representing 30% or more of the total voting power represented by the Corporation's then outstanding voting securities;

               (ii) a change in the composition of the Board of Directors of the Corporation occurs, as a result of which fewer than two-thirds (2/3) of the incumbent directors are directors who either (A) had been directors of the Corporation on the "look-back date" (as defined below) or (B) were elected, or nominated for election, to the Board of Directors of the Corporation with the affirmative votes of at least a majority of the directors who had been directors of the Corporation on the "look-back date" and who were still in office at the time of the election or nomination;

              (iii) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation

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      which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; or

               (iv) the stockholders of the Corporation approve (A) a plan of complete liquidation of the Corporation or (B) an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets. For purposes of paragraph (a)(i), the term "person" shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act, but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or of a parent or subsidiary of the Corporation or (2) a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of the common stock of the Corporation. For purposes of paragraph (a)(ii), the term "look-back date" shall mean the later of (A) the date twenty-four (24) months prior to the change in the composition of the Board and (B) the Effective Date.

      Any other provision of this Section 7(a) notwithstanding, the term "Change in Control" shall not include either of the following events, if undertaken at the election of the Corporation:

            (x) a transaction, the sole purpose of which is to change the state of the Corporation's incorporation; or

            (y) a transaction, the result of which is to sell all or substantially all of the assets of the Corporation to another corporation or entity (the "surviving entity"); provided that the voting power represented by the surviving entity's securities (or other equity interests) is owned directly or indirectly by the stockholders of the Corporation immediately following such transaction in substantially the same proportions as their ownership of the voting power represented by the Corporation's common stock immediately preceding such transaction; and provided, further, that the surviving entity expressly assumes this Agreement.

           Notwithstanding anything in this Agreement to the contrary, if the Employee's employment terminates prior to a Change in Control, and the Employee reasonably demonstrates that such termination was at the request or suggestion of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a "Third Party"), then for all purposes of this Agreement, the date of a Change in Control shall mean the date immediately prior to the date of such termination of employment.



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                  (b) Cause. During the two-year period following a Change in
Control, "Cause" shall mean (i) the willful and continued failure of the Employee to substantially perform her duties with the Corporation (other than any such failure resulting from the Employee's incapacity due to physical or mental illness or any such failure subsequent to the Employee being delivered a notice of termination without Cause by the Corporation or delivering a notice of termination for Good Reason to the Corporation) after a written demand for substantial performance is delivered to the Employee by the Board which specifically identifies the manner in which the Board believes that the Employee has not substantially performed the Employee's duties, or (ii) the willful engaging by the Employee in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Corporation or its subsidiaries. For purpose of this paragraph (b), no act or failure to act by the Employee shall be considered "willful" unless done or omitted to be done by the Employee in bad faith and without reasonable belief that the Employee's action or omission was in the best interests of the Corporation or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Corporation, shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Corporation. Cause shall not exist unless and until the Corporation has delivered to the Employee a copy of a resolution duly adopted by two-thirds (2/3) of the entire Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clause (i) or (ii) has occurred and specifying the particulars thereof in detail. Following a Change in Control, the Corporation must notify the Employee of any event constituting Cause within ninety (90) days following the Corporation's knowledge of its existence or such event shall not constitute Cause under this Agreement.

                  (c) Good Reason. During the two-year period following a Change in Control, "Good Reason" shall mean, without the Employee's express written consent, the occurrence of any of the following events:

                  (1) (i) the assignment to the Employee of any duties or responsibilities (including reporting responsibilities) inconsistent in any material and adverse respect with the Employee's duties and responsibilities with the Corporation immediately prior to such Change in Control (including any diminution of such duties or responsibilities); provided, however, that Good Reason shall not be deemed to occur upon a change in duties or responsibilities that is solely and directly a result of the Corporation no longer being a publicly traded entity, and does not involve any other event set forth in this paragraph (c), or (ii) a material and adverse change in the Employee's reporting responsibilities, titles or offices (other than membership on the Board) with the Corporation as in effect immediately prior to such Change in Control;

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                  (2) a reduction by the Corporation in the Employee's rate of annual Base Salary or annual bonus opportunity (including any adverse change in the formula for such annual bonus target) as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

                  (3) any requirement of the Corporation that the Employee (i) be based anywhere more than thirty (30) miles from the office where the Employee is located at the time of the Change in Control or (ii) travel on the Corporation's business to an extent substantially greater than the travel obligations of the Employee immediately prior to such Change in Control;

                  (4) the failure of the Corporation to (i) continue in effect any employee benefit plan, compensation plan, welfare benefit plan or material fringe benefit plan in which the Employee is participating immediately prior to such Change in Control, or the taking of any action by the Corporation which would adversely affect the Employee's participation in or reduce the Employee's benefits under any such plan, unless the Employee is permitted to participate in other plans providing the Employee with substantially equivalent aggregate benefits (at substantially comparable cost with respect to welfare benefit plans), or (ii) provide the Employee with paid vacation in accordance with the most favorable plans, policies, programs and practices of the Corporation and its affiliated companies as in effect for the Employee immediately prior to such Change in Control; or

                  (5) the failure of the Corporation to obtain the assumption agreement from any successor as contemplated in Section 11(a) hereof.

                  Any event or condition described in Section 7(c)(1) through
(4) which occurs prior to a Change in Control, but with respect to which the Employee is able to reasonably demonstrate was at the request or suggestion of a Third Party, shall constitute Good Reason following a Change in Control for purposes of this Agreement (as if a Change in Control had occurred immediately prior to the occurrence of such event or condition) notwithstanding that it occurred prior to the Change in Control. An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Corporation promptly after receipt of notice thereof given by the Employee shall not constitute Good Reason. The Employee's right to terminate employment for Good Reason shall not be affected by the Employee's incapacity due to mental or physical illness and the Employee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason. Following a Change in Control, the Employee must provide notice of termination of employment within ninety (90) days of the Employee's knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.

                  (d) In addition to the payments set forth in Section 6(g) above, in the event the Employee's employment with the Corporation terminates within two (2) years



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following a Change in Control either (i) by the Corporation without Cause (other than for Retirement or Disability) or (ii) by the Employee for Good Reason, then the Corporation shall (1) pay to the Employee, within ten (10) days following the Employee's Date of Termination, a lump sum cash amount equal to two (2) times the sum of (i) the highest annual rate of Base Salary of the Employee during the 3-year period immediately preceding the Employee's Date of Termination and (ii) the highest annual bonus earned by Employee in respect of the three (3) fiscal years of the Corporation immediately preceding the year in which the Employee's Date of Termination occurs (provided, that if the Employee has not been employed by the Corporation for such three-fiscal-year period, the greater of (x) the annual bonus (without regard to any reduction that would give rise to Good Reason) for the year in which the Employee's Date of Termination occurs and (y) the amount otherwise determined under this clause (ii) without regard to this parenthetical), (2) cause each option to immediately vest and become exercisable in full, and (3) continue to provide, for a period of two (2) years following the Date of Termination, the Employee (and the Employee's dependents if applicable) with the same level of medical, dental, accident, disability and life insurance benefits upon substantially the same terms and conditions (including cost of coverage to the Employee) as existed immediately prior to the Employee's Date of Termination (or, if more favorable to the Employee, as such benefits and terms and conditions existed immediately prior to the Change in Control); provided, that, if the Employee cannot continue to participate in the Corporation plans providing such benefits, the Corporation shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, in the event the Employee becomes reemployed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of the Employee's eligibility, but only to the extent that the Corporation reimburses the Employee for any increased cost and provides any additional benefits necessary to give the Employee the benefits hereunder.

                  (e)(i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution, or any acceleration of vesting of any benefit or award, by the Corporation or its affiliated companies to or for the benefit of the Employee (whether paid or payable, distributed or distributable or accelerated or subject to acceleration pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7(e)) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes imposed upon the



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

Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Employee retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Employee's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to (A) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, (B) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (C) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in the Employee's adjusted gross income. The payment of a Gross-Up Payment under this Section 7(e) shall in no event be conditioned upon the Employee's termination of employment or the receipt of severance benefits under this Agreement.

                  (ii) Subject to the provisions of Section 7(e)(i), all determinations required to be made under this Section 7(e), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that is retained by the Corporation as of the date immediately prior to the Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Corporation and the Employee within fifteen (15) business days of the receipt of notice from the Corporation or the Employee that there has been a Payment, or such earlier time as is requested by the Corporation (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Employee may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Corporation and the Corporation shall enter into any agreement requested by the Accounting Firm in connection with the performance of its services hereunder. The Gross-Up Payment under this Section 7(e) with respect to any Payment shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Employee's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Corporation and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made ("Underpayment") or Gross-Up Payments are made by the Corporation which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Employee thereafter is required to make payment of any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Corporation to or for the benefit of the Employee. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Employee for her Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by the Employee to or for the benefit of the Corporation. The Employee shall cooperate, to the extent her expenses are reimbursed by the Corporation, with any reasonable requests by the Corporation in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

                  8.       Covenants Not to Compete; Confidentiality.

                  (a) The Employee covenants that if she voluntarily terminates her employment with the Corporation prior to the end of the term of this Agreement, unless such termination either is approved by the Board or is within the two-year period following a Change in Control, she shall not, for a period of one (1) year following such Date of Termination:

                  (1) engage or be interested, whether alone or together with or on behalf or through any other person, firm, association, trust, venture, or corporation, whether as sole proprietor, partner, shareholder, agent, officer, director, employee, adviser, consultant, trustee, beneficiary or otherwise, in any business principally and directly engaged in the operation of health maintenance organizations or the health insurance business or in the management of specialty medical care through case rate contracting; which business operates in a geographic area in which, at the time of such termination of employment, the Corporation is conducting business or plans to conduct business (a "competing business");

                  (2) assist others in conducting any competing business;

                  (3) directly or indirectly recruit or induce or hire any person who is an employee of the Corporation or any of its subsidiaries, or solicit any of the Corporation's customers, clients or providers; or

                  (4) own any capital stock or any other securities of, or have any other direct or indirect interest in, any entity which owns or operates a competing business, other than the ownership of (i) less than five percent (5%) of any such entity whose stock is listed on a national securities exchange or traded in the over-the-counter market and which is not controlled by the Employee or any affiliate of the Employee or (ii) any limited partnership interest in such an entity.

                  Nothing contained in this section, however, shall prohibit the Employee from taking any of the actions set forth in clause (1), (2), (3) or (4) above if (i) the Employee's employment has been terminated other than for Cause, or (ii) the Employee has terminated employment for Good Reason.

                  (b) In the event that the Employee breaches or threatens to breach any of the terms of this Section 8, the Employee acknowledges that the Corporation's remedy at law would be inadequate and that the Corporation shall be entitled to an injunction restraining the Employee from committing or continuing such breach.

                  (c) Notwithstanding anything in this Agreement to the contrary, the provisions of the Confidentiality and Non-Competition Agreement dated as of _____________, 1998 between the Employee and the Company (the "Non-Competition Agreement") shall be unaffected by the terms of this Agreement.

                  9. Payment Obligation Absolute. Except with respect to continued welfare benefits under Section 7(d), the Corporation's obligation to pay the Employee the compensation and other benefits provided herein shall be absolute and unconditional and shall not be affected by an circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against the Employee. All amounts payable by the Corporation hereunder shall be paid without notice or demand.

                  10.      Notice.

                  (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

                  If to the Employee:

                  Yon Y. Jorden
                  2501 Haggin Oak Boulevard
                  Bakersfield, CA 93311

                  If to the Corporation:
                  Oxford Health Plans, Inc.
                  800 Connecticut Avenue
                  Norwalk, Connecticut 06854
                  Attention:  Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  (b) A written notice (a "Notice of Termination") of the Employee's Date of Termination by the Corporation or the Employee, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated and
(iii) specify the Date of Termination. The failure by the Employee or the Corporation to set forth in such notice any particular fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Employee or the Corporation hereunder or preclude the Employee or the Corporation from asserting such fact or circumstance in enforcing the Employee's or the Corporation's rights hereunder.

                  11.      General Provisions.

                  (a) No Assignments. This Agreement is personal to each of the parties hereto. Neither party may assign or delegate any of her or its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Corporation agrees that concurrently with any merger or sale of assets which would constitute a Change in Control hereunder, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to the Employee (or her beneficiary or estate), all of the obligations of the Corporation hereunder. Failure of the Corporation to obtain such assumption prior to the effectiveness of any such merger or sale of assets, shall be a breach of this Agreement and shall constitute Good Reason hereunder and shall entitle the Employee to compensation and other benefits from the Corporation in the same amount and on the same terms as the Employee would be entitled hereunder if the Employee's employment were terminated following a Change in Control under Section 7(d) hereof. For purposes of implementing the foregoing, the date on which any such merger or sale of assets becomes effective shall be deemed the date Good Reason occurs, and shall be the Date of Termination if requested by the Employee. Notwithstanding the foregoing, this Agreement shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee shall die while any amounts would be payable to the Employee hereunder had the Employee continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Employee to receive such amounts or, if no person is so appointed, to the Employee's estate.

                  (b) Indemnification of Employee. The By-Laws of the Corporation provide for indemnification of its officers and directors under the circumstances and conditions specified therein. The Employee is eligible for this coverage and any other indemnification coverage normally provided to similarly situated executives of the Corporation. Moreover, in the event the employment of the Employee is terminated by the Corporation without Cause or by the Employee for Good Reason hereof and the Corporation fails to make timely payment of the amounts then owed to the Employee under this Agreement, the Employee shall be entitled to indemnification for all reasonable costs (as such costs are incurred), including attorneys' fees and disbursements, incurred by the Employee in taking action to collect such amounts or otherwise to enforce this Agreement, plus interest on all such amounts at the annual rate of one percent above the prime rate (defined as the base rate on corporate loans at large U.S. money center commercial banks as published by the Wall Street Journal), compounded monthly, for the period from the time payment is due until payment is made to the Employee. The Employee shall also be entitled to interest (at the rate described in the immediately preceding sentence) on such reasonable costs incurred from the date the Employee delivers a receipt to the Corporation for such costs until the date they are reimbursed to the Employee. Such indemnification and interest shall be in addition to all rights to which the Employee is otherwise entitled under this Agreement.

                  (c) Entire Agreement; Amendments or Additions; Action by Board. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior oral and written agreements, memoranda, understandings and undertakings between the parties hereto relating to the subject matter hereof, except that the terms and conditions of the Confidentiality and Non-Competition Agreement shall be unaffected by the provisions of this Agreement. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties. The prior approval by a two-thirds (2/3) affirmative vote of the full Board shall be required in order for the Corporation to authorize any amendments or additions to this Agreement, to give any consents or waivers of provisions of this Agreement, or to take any other action under this Agreement including any termination of the employment of the Employee with or without Cause. For purposes of Board approval with respect hereto, if the Employee is also a director of the Corporation, she shall abstain from acting on matters pertaining to this Agreement and shall not be counted as a Board member for purposes of the two-thirds (2/3) requirement.

                  (d) Governing Law. This Agreement shall be governed by the laws of the State of Connecticut as to all matters, including, but not limited to, matters of validity, construction, effect and practice.

                  (e) Arbitration. Except with respect to injunctive relief under Section 8(b) hereof, any dispute or controversy under this Agreement shall be settled exclusively by arbitration in Norwalk, Connecticut by three (3) arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction. The Corporation shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 11(e).

                  (f) Employment with Subsidiaries. Employment with the Corporation for purposes of this Agreement shall include employment with any subsidiary of the Corporation.

                  (g) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

                  (h) Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

                  (i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                         OXFORD HEALTH PLANS, INC.

                                         By:  ___________________________
                                                Dr. Norman Payson, CEO

                                         Dated: _________________________

_______________________________          Dated:  ________________________
Yon Y. Jorden